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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                      TO THE ARTICLES OF INCORPORATION OF

                            FIN SPORTS U.S.A., INC.

     We, the undersigned, Wayne Bassham , President and Director, of Fin Sports U.S.A., Inc. a Nevada corporation (the "Company"), do hereby certify:

                                      I.

     Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as outlined in Section III hereof.

                                      II.

     The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of Majority Stockholder pursuant to Section 78.320 of the Nevada Revised Statutes.

                                     III.

     Pursuant to the resolutions adopted by the Board of directors and Majority Stockholder as set forth in Paragraph II above, the 7,000,000 outstanding shares of the Corporation were reverse split on a basis of 1 for 6.5, effective February 10, 1999, retaining the authorized shares at 50,000,000 and par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation; provided, however, that no stockholder, computed on a per stock certificate of record basis on the effective date hereof, currently owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split and that no stockholder owning less than 100 shares, on the per stock certificate basis on the effective date hereof, shall be affected by the reverse split; such additional
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shares required to provide the minimum of 100 shares to be conveyed to the
Company by a principal stockholder of the Company; and provided, further, that all fractional shares shall be rounded to the nearest whole share.

                                      IV.

     The number of shares entitled to vote on the amendment was 7,000,000.

                                      V.

     The number of shares voted in favor of the amendment was 5,489,188, with none opposing and none abstaining.

                         /S/ WAYNE BASSHAM
                         Wayne Bassham, President and Director

STATE OF UTAH        )
                     :  ss
COUNTY OF SALT LAKE  )

     On the 4 day of February, 1995, personally appeared before me, a Notary Public, Wayne Bassham, who acknowledged that he is the President and Director of Fin Sports U.S.A., Inc. and that he is authorized to and did execute the above instrument.


                         /S/ KATHLEEN L. MORRISON
                         NOTARY PUBLIC

     (Notary Seal)


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